Exhibit 99.1

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
2013 PRO FORMA STATEMENT OF INCOME RESTATED FOR DISCONTINUED OPERATIONS (UNAUDITED)

(In millions except per share amounts)	2013
	1Q	2Q	YTD
Operating Revenues	$3,420	$3,593	$7,013
Cost of revenues	2,078	2,155	4,233
Selling, administrative, and research and development expenses	703	747	1,450
Amortization of intangible assets	61	61	122
Impairment of goodwill and other intangible assets	—	—	—
Operating Income	578	630	1,208
Interest expense	(60)	(59)	(119)
Other income (expense)	47	10	57
Income from Continuing Operations before Income Taxes	565	581	1,146
Income taxes	164	165	329
Income from Continuing Operations	401	416	817
Income (Loss) from Discontinued Operations	(47)	49	2
Net Income	$354	$465	$819

Income Per Share from Continuing Operations:
Basic	$0.89	$0.93	$1.81
Diluted	$0.88	$0.92	$1.80
Income (Loss) Per Share from Discontinued Operations:
Basic	$(0.10)	$0.11	$—
Diluted	$(0.10)	$0.11	$—
Net Income Per Share:
Basic	$0.78	$1.04	$1.82
Diluted	$0.78	$1.03	$1.81

Shares of Common Stock Outstanding During the Period:
Average	451.7	449.6	450.7
Average assuming dilution	454.8	452.5	453.7

Exhibit 99.1

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
2012 PRO FORMA STATEMENT OF INCOME RESTATED FOR DISCONTINUED OPERATIONS (UNAUDITED)

(In millions except per share amounts)	2012
	1Q	2Q	3Q	4Q	YTD
Operating Revenues	$3,740	$3,834	$3,733	$3,484	$14,791
Cost of revenues	2,312	2,356	2,289	2,177	9,134
Selling, administrative, and research and development expenses	751	743	713	721	2,928
Amortization of intangible assets	62	66	62	62	252
Impairment of goodwill and other intangible assets	—	—	2	—	2
Operating Income	615	669	667	524	2,475
Interest expense	(50)	(50)	(52)	(61)	(213)
Gain on sale of interest in Decorative Surfaces	—	—	—	933	933
Other income (expense)	9	21	1	(20)	11
Income from Continuing Operations before Income Taxes	574	640	616	1,376	3,206
Income taxes	164	183	171	455	973
Income from Continuing Operations	410	457	445	921	2,233
Income (Loss) from Discontinued Operations	76	424	79	58	637
Net Income	$486	$881	$524	$979	$2,870

Income Per Share from Continuing Operations:
Basic	$0.85	$0.97	$0.96	$2.00	$4.75
Diluted	$0.84	$0.96	$0.95	$1.99	$4.72
Income (Loss) Per Share from Discontinued Operations:
Basic	$0.16	$0.90	$0.17	$0.12	$1.36
Diluted	$0.16	$0.89	$0.17	$0.12	$1.35
Net Income Per Share:
Basic	$1.01	$1.86	$1.13	$2.13	$6.11
Diluted	$1.00	$1.85	$1.12	$2.11	$6.06

Shares of Common Stock Outstanding During the Period:
Average	482.0	472.9	464.8	459.7	469.8
Average assuming dilution	485.6	476.1	468.1	463.1	473.2